Exhibit 99.1

April 23, 2021

_______________________

_______________________

_______________________

Attention: ______________

Re: Notice of Redemption of Subordinated Notes Issued December 15, 2015 by Salisbury Bancorp, Inc.; Redemption Date May 28, 2021

Reference is made to the Subordinated Note (the “Note) and Note Purchase Agreement, both dated December 15, 2015 (together, the “Transaction Documents”) between Salisbury Bancorp, Inc., as issuer (the “Company”), and ___________ (“Purchaser”) pursuant to which the Company issued and delivered $___________ in principal amount of its Fixed to Floating Rate Subordinated Notes due 2025 (the “2015 Subordinated Notes”) to Purchaser. Capitalized terms not defined in this notice have the meanings given to them in the Transaction Documents.

Pursuant to Section 4 of the Note, you are hereby notified that the Company has elected to redeem all of the outstanding Subordinated Notes and that:

(i)	the redemption date shall be May 28, 2021 (the “Redemption Date”);

(ii)	the redemption price for each 2015 Subordinated Note shall be 100% of the outstanding principal amount of the 2015 Subordinated Note plus accrued and unpaid interest thereon up to but excluding the Redemption Date;

(iii)	the Company will redeem all of the Company’s 2015 Subordinated Notes on the Redemption Date;

(iv)	on the Redemption Date, the redemption price shall become due and payable upon each 2015 Subordinated Note, and interest thereon shall cease to accrue on and after said date, each 2015 Subordinated Note will no longer be deemed outstanding and all rights with respect to the 2015 Subordinated Notes will cease and terminate; and

(v)	the place or places where the 2015 Subordinated Notes are to be surrendered for payment of the Redemption Price is:

Salisbury Bancorp, Inc.

5 Bissell Street

PO Box 1868

Lakeville, CT 06039

Attn: Richard J. Cantele, Jr., President and Chief Executive Officer

Telephone: (860) 435-9801

Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

If you should have any questions with respect to this matter, or should you wish to confirm the outstanding principal amount of the 2015 Subordinated Notes or the accrued and unpaid interest thereon up to but excluding the Redemption Date, please contact:

Richard J. Cantele, Jr. at (860) 435-9801 or by email at: rcantele@salisburybank.com.